Proposal 1: Election of Directors.

Name	For Votes	Withheld Votes	Broker Non-Votes
Dr. Mary B. Bullock	121,889,104	2,164,500	15,024,921
Jean Douville	120,998,402	3,055,202	15,024,921
Thomas C. Gallagher	119,298,725	4,754,879	15,024,921
George (Jack) C. Guynn	121,906,902	2,146,702	15,024,921
John D. Johns	122,078,732	1,974,872	15,024,921
Michael M. E. Johns, M.D.	121,531,897	2,521,707	15,024,921
J. Hicks Lanier	118,170,571	5,883,033	15,024,921
Wendy B. Needham	121,826,216	2,227,388	15,024,921
Jerry W. Nix	116,490,002	7,563,602	15,024,921
Larry L. Prince	120,399,558	3,654,046	15,024,921
Gary W. Rollins	115,195,669	8,857,935	15,024,921

Proposal 2: Ratification of Selection of Independent Auditors.

The shareholders ratified the selection of Ernst & Young LLP as independent auditors of the Company for 2010. The holders of 135,630,004 shares of Common Stock voted in favor of the ratification, holders of 3,262,320 shares voted against, holders of 186,201 shares abstained, and there were no broker non-votes.